Exhibit 10.13

Summary of Amendment to Richard M. Adams’ Employment Contract

     United Bankshares, Inc. (the “Company”) entered into an employment contract with Richard M. Adams, the Chairman of the Board of Directors and Chief Executive Officer of the Company effective April 11, 1986. The original term of Mr. Adams’ employment contract was five years commencing March 31, 1986, with the provision that the contract could be extended annually for one (1) year to maintain a rolling five (5) year contract. This contract was amended in November 2002, to extend the initial term of the contract through March 31, 2008, with the provision for additional one (1) year term extensions by the Executive Committee with the approval of Mr. Adams. In November 2003, the Board of Directors of the Company extended Mr. Adams’ employment contract for an additional year until March 31, 2009.

     At its meeting on November 4, 2004, the Committee agreed to recommend to the Board of Directors that Mr. Adams’ employment contract be extended for an additional year until March 31, 2010. The Board of Directors approved this recommendation at a meeting on November 22, 2004.

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